Exhibit 5.1

[Greenberg Traurig, LLP Letterhead]

_____________, 2012

Commonwealth Income & Growth Fund 8, LP
2 Christy Drive
Chadds Ford, Pennsylvania 19317

Ladies and Gentlemen:

We have acted as counsel to Commonwealth Income & Growth Fund 8, LP, a Pennsylvania limited partnership (the “Partnership”), in connection with the proposed issuance by the Partnership of up to 2,500,000 Units to Limited Partners pursuant to and as described in the Registration Statement (and Prospectus forming a part thereof) on Form S-1 filed by the Partnership with the Securities and Exchange Commission on June 20, 2012 (the “Registration Statement”) relating to the Units. Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Limited Partnership Agreement of the Partnership in the form attached as an exhibit to the Registration Statement (the “Partnership Agreement”).

In rendering this opinion, we have examined and relied on copies or drafts of the following documents in the forms provided to us: the Partnership Agreement; the Certificate of Limited Partnership of the Partnership as filed with the Pennsylvania Department of State Corporation Bureau (the “State Office”) on November 29, 2011 (the “Partnership Certificate”); certain limited partnership records and minutes of the Partnership; the Articles of Incorporation of the General Partner; the Bylaws of the General Partner; certain corporate records and minutes of the General Partner; the Registration Statement; the form of Subscription Agreement attached as an exhibit to the Registration Statement (the “Subscription Agreement”); and a certificate of good standing of the Partnership obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Partnership) that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its formation or organization; (ii) the due authorization, execution and, as applicable, delivery by, or on behalf of, each of the signatories thereto (other than the Partnership) of the above-referenced documents (including, without limitation, the due authorization, execution and delivery of the Partnership Agreement and the Subscription Agreement); (iii) that no event has occurred subsequent to the filing of the Partnership Certificate, or will occur prior to the first issuance of Units, that would cause a dissolution or liquidation of the Partnership under any of its organizational documents or the Pennsylvania Revised Uniform Limited Partnership Act (the “Pennsylvania Act”); (iv) that the activities of the Partnership have been and will be conducted in accordance with its organizational documents and the Pennsylvania Act; (v) that payment of the required consideration for the Units has, or prior to the first issuance of Units will have, been made in accordance with the terms and conditions of the Partnership Agreement, the Registration Statement and the Subscription Agreement and that the Units are otherwise issued and sold to the Limited Partners in accordance with the terms, conditions, requirements and procedures set forth in the Partnership Agreement, the Registration Statement and the Subscription Agreement; and (vi) that the documents examined by us are in full force and effect, set forth the entire understanding of the signatories thereto with respect to the subject matter thereof and have not been amended, supplemented or otherwise modified. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. This opinion is based on and is limited to the laws of the Commonwealth of Pennsylvania as in effect on the date hereof and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion with respect to, and assume no responsibility for the contents of, the Registration Statement or any other offering material relating to the Units. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, it is our opinion that the Units, upon issuance, will be validly issued and fully-paid limited partnership interests in the Partnership and the Unit holder is not liable, solely by virtue of the Unit holder’s status, for additional assessments or calls on the Units by the Partnership or its creditors.

This opinion will be effective upon the filing of our consent to its use as an exhibit to the Registration Statement and to the use of our name and reference to our opinion under the heading “LEGAL MATTERS” in the final Prospectus forming a part thereof. This opinion speaks only as of the date it is effective and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Pennsylvania law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date thereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

SMF/JIL/DNI